Exhibit 99.1

Cadence Pharmaceuticals Announces OFIRMEV™ NDA Action Date of November 4, 2010

SAN DIEGO, CA – May 14, 2010 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX) announced today that the U.S. Food and Drug Administration (FDA) has classified the OFIRMEV™ (acetaminophen) injection New Drug Application (NDA) resubmission as a complete Class 2 response to the FDA’s February 10, 2010 action letter and assigned a new Prescription Drug User Fee Act (PDUFA) action date of November 4, 2010.

“If approved, OFIRMEV will be the only intravenous (IV) non-opioid, non-NSAID pain medication available in the U.S., and we are committed to making this important therapeutic option available to patients as soon as possible,” said Ted Schroeder, President and CEO of Cadence. “We will continue to work closely with the FDA through this final stage of the review process and maintain our commercial readiness activities for potential approval at any time up to the PDUFA action date.”

On February 10, 2010, Cadence received a Complete Response letter from the FDA which indicated that the OFIRMEV NDA could not be approved due to deficiencies observed during the FDA’s facility inspection of Cadence’s third party manufacturer. The Complete Response letter did not cite any safety or efficacy issues or require that any additional studies be conducted prior to approval.

Cadence met with the FDA on April 16, 2010 to discuss the deficiencies outlined in the Complete Response letter, at which time the agency did not request any new safety, efficacy, or stability studies. Based upon Cadence’s discussions with the FDA, Cadence resubmitted the NDA on May 4, 2010. The FDA has not yet indicated whether it plans to re-inspect the facility used to manufacture OFIRMEV.

About OFIRMEV™ (acetaminophen) Injection

OFIRMEV™, an investigational product candidate, is Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen. Acetaminophen is the most widely used medication for the treatment of pain and fever in the United States and is available in more than 600 combination and single-ingredient prescription and over-the-counter products. Cadence acquired the exclusive rights to OFIRMEV in the United States and Canada in 2006 from Bristol-Myers Squibb, which markets the product as Perfalgan® in Europe and other parts of the world. IV acetaminophen is approved in approximately 80 countries, including major markets in Europe, where the product is the market leader among all injectable analgesics.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. For more information about Cadence, please visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: the potential approval of the NDA for OFIRMEV, and the timing thereof, as well as the lack of any requirements for additional studies prior to approval. All such forward-looking statements are based on Cadence’s current beliefs and expectations, and should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: the potential for the FDA to require additional data or information as part of its review of the resubmission of the NDA for OFIRMEV, including requirements for additional stability batches or other manufacturing data, which may require significant time and expense to produce; Cadence’s reliance on its third party manufacturer to respond to the FDA’s concerns and address any manufacturing facility deficiencies; the risk that further FDA scrutiny of the manufacturing site may raise additional issues that must be resolved prior to obtaining approval of the NDA, causing further delay and expense; the risk that the company may not receive regulatory approval for OFIRMEV on a timely basis or at all; Cadence’s dependence on the success of OFIRMEV as its only product candidate; the potential for Cadence to require substantial additional funding in order to obtain regulatory approval for and commercialize OFIRMEV, and the risk that the company may not be able to raise sufficient capital when needed, or at all; the risk that delays in approval of the NDA for OFIRMEV and its commercial launch will enable competitors to further entrench their existing products or develop and bring new products to market before OFIRMEV; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™ and OFIRMEV™ are trademarks of Cadence Pharmaceuticals, Inc. Perfalgan® is a registered trademark of Bristol-Myers Squibb Company.

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Contact: WilliamR. LaRue	Aimee Corso
SVP & Chief Financial Officer	Media & Investor Relations
Cadence Pharmaceuticals, Inc.	WCG
Phone : 858-436-1400	Phone : 310-780-2661